EXHIBIT 99.05.2


                        [PES Letterhead]






                  PACIFIC ENERGY SYSTEMS, INC.

                      Officer's Certificate


      I, John R. Martin, President of Pacific Energy Systems, Inc., DO HEREBY CERTIFY that to the best of my knowledge and belief since April 11, 1997, no event affecting our report entitled "Independent Engineer's Report, Panda-Brandywine Cogeneration Project," dated July 22, 1996 and updated April 11, 1997 (the "Independent Engineer's Report") or the matters referred to therein has occurred (i) which makes untrue or incorrect in any material respect, as of the date hereof, any information or statement contained in the Independent Engineer's Report or in the Prospectus relating to the offering of 12-1/2% Registered Senior Secured Notes due 2004 by Panda Global Energy Company (the "Prospectus") under the captions "Description of the Projects - The Brandywine Facility - Independent Engineers' and Consultants' Reports - Brandywine Pro Forma Report," "Description of the Projects - The Brandywine Facility - Independent Engineers' and Consultants' Reports - Brandywine Engineering Report," and "Independent Engineers and Consultants - Brandywine Facility" in the Prospectus or (ii) which is not reflected in the Prospectus but should be reflected therein in order to make the statements and information contained in the Independent Engineer's Report or in the Prospectus under the captions set forth above in light of the circumstances under which they were made, not misleading.

     WITNESS my hand this 8th day of September, 1997



                         By:       /s/ John R. Martin
                         Name:     John R. Martin, P.E.
                         Title:    President